Exhibit 3.2

CERTIFICATE

relating to

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

FISERV, INC.

Pursuant to Section 180.0602(3)(b)2 of the Wisconsin Business Corporation Law

I, Lynn S. McCreary, Executive Vice President, General Counsel and Secretary of Fiserv, Inc., a corporation organized and existing under the Wisconsin Business Corporation Law (the “Corporation”), in accordance with the provisions of Section 180.0602(3)(b)2 thereof and on behalf and at the direction of the Board of Directors (the “Board”) of the Corporation, DO HEREBY CERTIFY THAT:

A. The Board adopted the following resolutions on November 20, 2013:

RESOLVED, that, in accordance with Section 180.0602(3)(b)2 of the WBCL, the Board hereby eliminates from the Corporation’s Restated Articles of Incorporation all matters set forth in the Articles of Amendment filed with the Wisconsin Department of Financial Institutions on February 24, 1998 (the “Junior Preferred Articles of Amendment”) with respect to the Series A Junior Participating Preferred Stock of the Corporation.

RESOLVED, that the officers of the Corporation be, and each of them hereby are, authorized and directed in the name and on behalf of the Corporation to execute, deliver and file, a certificate or other appropriate document prepared by the Board setting forth the content of the preceding resolution, stating that none of the authorized shares of the Series A Junior Participating Preferred Stock of the Corporation are outstanding and stating that no such shares will be issued under the Junior Preferred Articles of Amendment and to pay any and all fees and expenses on behalf of the Corporation associated with such action.

B. None of the authorized shares of the Series A Junior Participating Preferred Stock of the Corporation are outstanding.

C. No shares of the Series A Junior Participating Preferred Stock of the Corporation will be issued under the Articles of Amendment, filed with the Wisconsin Department of Financial Institutions on February 24, 1998, relating to the Series A Junior Participating Preferred Stock of the Corporation.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on behalf of the Corporation and does affirm the foregoing as true as of the 27th day of November, 2013.

FISERV, INC.

By:	/s/ Lynn S. McCreary
Lynn S. McCreary Executive Vice President, General Counsel and Secretary

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